EXHIBIT 99.24

Contact:	Edward H. Blankenship Senior Vice President of Finance and Chief Financial Officer 256-217-1301

AVOCENT COMPLETES LANDESK ACQUISITION

HUNTSVILLE, Ala. (September 1, 2006) - Avocent Corporation (NASDAQ:AVCT) announced today it completed the acquisition of LANDesk Group Limited, a privately-held corporation, on August 31, 2006. LANDesk was acquired for an initial consideration of approximately $400 million, including $200 million in Avocent stock and $200 million in cash, plus assumed unvested employee stock options.

“The LANDesk acquisition will provide Avocent with immediate diversification of our revenue base by adding software for the centralized management and protection of information technology assets with an especially strong suite of desktop and server change, configuration, security management and administration tools. It also provides us with substantial opportunity to broaden our product offerings in the future,” stated John R. Cooper, Avocent’s chairman and chief executive officer.

The cash portion of the initial acquisition consideration was funded with available cash of $50 million and additional borrowings of $150 million under Avocent’s line of credit. The stock portion of the initial consideration consists of approximately 7.1 million Avocent common shares, including approximately 5.0 million shares repurchased from May through August 2006 for approximately $121 million. Avocent also expects to issue approximately 85,000 restricted stock units to certain LANDesk employees with a total value of approximately $2.6 million which will vest through 2008.

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Through the acquisition of LANDesk Corporation, the Company also is a leading provider of systems, security, and process management solutions for desktops, servers and mobile devices across the enterprise. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the diversification of Avocent’s revenue base and product offerings, including the introduction and benefits of new software products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the acquisition and subsequent integration the LANDesk businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products, software, and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly report on Form 10-Q filed with the SEC on August 4, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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